Exhibit 99.1
Alteryx Announces Fourth Quarter and Full Year 2020 Financial Results

Full Year 2020 Revenue of $495.3 million, up 19% Year-Over-Year
Annual Recurring Revenue of $492.6 million, up 32% Year-Over-Year

IRVINE, Calif. – February 9, 2021 – Alteryx, Inc. (NYSE: AYX), revolutionizing business through data science and analytics, today announced financial results for its fourth quarter and full year ended December 31, 2020.
"We expect 2021 will be a year of transformation for Alteryx," said Mark Anderson, CEO of Alteryx, Inc. "As our customers continue their transformation initiatives, we intend to scale our product, operations, and customer focus and deliver significant business value through the power of analytics and automation."
Fourth Quarter 2020 Financial Highlights

•Revenue: Revenue for the fourth quarter of 2020 was $160.5 million, an increase of 3%, compared to revenue of $156.5 million in the fourth quarter of 2019.
•Gross Profit: GAAP gross profit for the fourth quarter of 2020 was $149.8 million, or a GAAP gross margin of 93%, compared to GAAP gross profit of $144.2 million, or a GAAP gross margin of 92%, in the fourth quarter of 2019. Non-GAAP gross profit for the fourth quarter of 2020 was $151.7 million, or a non-GAAP gross margin of 94%, compared to non-GAAP gross profit of $145.9 million, or a non-GAAP gross margin of 93%, in the fourth quarter of 2019.
•Income from Operations: GAAP income from operations for the fourth quarter of 2020 was $24.4 million, compared to $38.7 million for the fourth quarter of 2019. Non-GAAP income from operations for the fourth quarter of 2020 was $49.2 million compared to non-GAAP income from operations of $51.0 million for the fourth quarter of 2019.
•Net Income: GAAP net income attributable to common stockholders for the fourth quarter of 2020 was $22.0 million, compared to GAAP net income attributable to common stockholders of $30.7 million for the fourth quarter of 2019. GAAP net income per diluted share for the fourth quarter of 2020 was $0.32, based on 69.8 million GAAP weighted-average diluted shares outstanding, compared to GAAP net income per diluted share of $0.44, based on 69.1 million GAAP weighted-average diluted shares outstanding for the fourth quarter of 2019.
Non-GAAP net income and non-GAAP net income per diluted share for the fourth quarter of 2020 were $43.2 million and $0.62, respectively, compared to non-GAAP net income of $44.2 million and non-GAAP net income per diluted share of $0.64 for the fourth quarter of 2019. Non-GAAP net income per diluted share for the fourth quarter of 2020 was based on 69.8 million non-GAAP weighted-average diluted shares outstanding, compared to 69.1 million non-GAAP weighted-average diluted shares outstanding for the fourth quarter of 2019.
•Balance Sheet and Cash Flow: As of December 31, 2020, we had cash, cash equivalents, and short-term and long-term investments of $1.0 billion, compared with $974.9 million as of December 31, 2019. Cash provided by operating activities for the fourth quarter of 2020 was $58.5 million compared to cash provided by operating activities of $20.7 million for the fourth quarter of 2019.
Full Year 2020 Financial Highlights

•Revenue: Revenue for the full year 2020 was $495.3 million, an increase of 19%, compared to revenue of $417.9 million for the full year 2019.
•Gross Profit: GAAP gross profit for the full year 2020 was $451.5 million, or a GAAP gross margin of 91%, compared to GAAP gross profit of $378.8 million, or a GAAP gross margin of 91%, for the full year 2019. Non-GAAP gross profit for the full year 2020 was $459.8 million, or a non-GAAP gross margin of 93%, compared to non-GAAP gross profit of $384.2 million, or a non-GAAP gross margin of 92%, for the full year 2019.
•Income from Operations: GAAP loss from operations for the full year 2020 was $(3.9) million, compared to GAAP income from operations of $38.0 million for the full year 2019. Non-GAAP income from operations for the full year 2020 was $77.0 million compared to non-GAAP income from operations of $75.2 million for the full year 2019.

•Net Income (loss): GAAP net loss attributable to common stockholders for the full year 2020 was $(24.4) million, compared to GAAP net income of $27.1 million for the full year 2019. GAAP net loss per diluted share for the full year 2020 was $(0.37), based on 66.1 million GAAP weighted-average diluted shares outstanding, compared to GAAP net income per diluted share of $0.40, based on 68.7 million GAAP weighted-average diluted shares outstanding for the full year 2019.
Non-GAAP net income and non-GAAP net income per diluted share for the full year 2020 were $65.5 million and $0.94, respectively, compared to non-GAAP net income of $64.6 million and non-GAAP net income per diluted share of $0.94 for the full year 2019. Non-GAAP net income per diluted share for the full year 2020 was based on 69.6 million non-GAAP weighted-average diluted shares outstanding, compared to 68.7 million non-GAAP weighted-average diluted shares outstanding for the full year 2019.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures and Operating Measures.”
Fourth Quarter 2020 and Recent Business Highlights

•Ended the fourth quarter of 2020 with 7,083 customers, a 16% increase from the fourth quarter of 2019. Added 128 net new customers in the fourth quarter of 2020.
•Achieved a dollar-based net expansion rate (annual contract value based) of 122% for the fourth quarter of 2020.
•Ended the quarter with $492.6 million in annual recurring revenue (ARR), an increase of 32% year-over-year.
•Announced strategic alliances with Snowflake Inc. and HCL America Solutions Inc.
•Announced key executives, including Matthew Stauble as chief customer officer and Dean Darwin as chief revenue officer; Olivia Duane Adams transitioned to chief advocacy officer.
•Ranked #284 on Deloitte’s 2020 Technology Fast 500™ list, a ranking of the 500 fastest growing technology, media, telecommunications, life sciences and energy tech companies in North America.
Financial Outlook
As of February 9, 2021, guidance for the first quarter of 2021 and full year 2021 is as follows:

•First Quarter 2021 Guidance:
◦Revenue is expected to be in the range of $104.0 million to $107.0 million.
◦Non-GAAP loss from operations is expected to be in the range of $(21.0) million to $(18.0) million.
◦Non-GAAP net loss per share is expected to be in the range of $(0.25) to $(0.22) based on approximately 67.5 million non-GAAP weighted-average basic and diluted shares outstanding.
•Full Year 2021 Guidance:
◦Revenue is expected to be in the range of $555.0 million to $565.0 million.
◦ARR is expected to be approximately $625.0 million as of December 31, 2021.
◦Non-GAAP income (loss) from operations is expected to be in the range of $(5.0) million to $5.0 million.
◦Non-GAAP net income (loss) per share is expected to be in the range of $(0.07) to $0.07 based on approximately 68.5 million and 72.0 million non-GAAP weighted-average diluted shares outstanding, respectively, and an effective tax rate of 20%.
The financial outlook above for non-GAAP income (loss) from operations and non-GAAP net income (loss) per share excludes estimates for stock-based compensation expense, acquisition-related adjustments, and amortization of debt discount and issuance costs. A reconciliation of the non-GAAP financial guidance measures to corresponding GAAP measures is not available on a forward-looking basis primarily as a result of the uncertainty regarding, and the potential variability of, stock-based compensation expense, acquisition-related adjustments, and amortization of debt discount and issuance costs. In particular, stock-based compensation expense is impacted by our future hiring and retention needs, as well as the future fair market value of our Class A common stock, all of which is not within our control, is difficult to predict, and is subject to constant change. The actual amount of these expenses during 2021 will have a significant impact on our future GAAP financial results. Accordingly, a reconciliation of the non-GAAP financial guidance measures to the corresponding GAAP measures is not available without unreasonable effort.

Quarterly Conference Call
Alteryx will host a conference call today at 5:00 p.m. Eastern Time to discuss the company’s financial results and financial guidance. To access this call, dial 877-407-9716 (domestic) or 201-493-6779 (international). A live webcast of this conference call will be available on the "Investor Relations" page of the company’s website at https://investor.alteryx.com.

Following the conference call, a telephone replay will be available through Tuesday, February 16, 2021, at 844-512-2921 (domestic) or 412-317-6671 (international). The replay passcode is 13714643. An archived webcast of this conference call will also be available in the "Investor Relations" page of the company’s website at https://investor.alteryx.com.
Non-GAAP Financial Measures and Operating Measures
Non-GAAP Financial Measures. To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP gross profit, non-GAAP gross margin, non-GAAP income (loss) from operations, non-GAAP net income (loss), non-GAAP net income (loss) per diluted share, and non-GAAP weighted-average diluted shares outstanding. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP.
We use non-GAAP measures to internally evaluate and analyze financial results. We believe these non-GAAP financial measures provide investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and enable comparison of our financial results with other public companies, many of which present similar non-GAAP financial measures. We exclude the following items from one or more of our non-GAAP financial measures:
Stock-based compensation expense. We exclude stock-based compensation expense, which is a non-cash expense, from certain of our non-GAAP financial measures because we believe that excluding this item provides meaningful supplemental information regarding operational performance. In particular, companies calculate stock-based compensation expense using a variety of valuation methodologies and subjective assumptions.
Acquisition-related adjustments. We exclude amortization and impairment of intangible assets and changes in fair value of contingent consideration, which are non-cash and related to business combinations from certain of our non-GAAP financial measures. We exclude such expenses as they are related to a business combination and have no direct correlation to the operation of our business.
Convertible senior notes adjustments. We exclude the loss on induced conversion and loss on debt extinguishment and the portion of amortization of debt discount and issuance costs that relate to the equity component of our convertible notes, which are non-cash, from certain of our non-GAAP financial measures. We exclude such expenses as they are non-cash and have no direct correlation to the operation of our business.
Income tax adjustments. We utilize a fixed projected long-term non-GAAP tax rate in order to provide better consistency across reporting periods by eliminating the effects of items such as changes in the tax valuation allowance, excess tax benefits associated with stock options, and tax effects of acquisition-related costs, since each of these can vary in size and frequency. When projecting this rate, we exclude the direct impact of the following non-cash items: stock-based compensation expenses, amortization and impairment of purchased intangibles, the amortization of debt discount and issuance costs, and the loss on induced conversion and debt extinguishment. The projected rate also assumes no new acquisitions, and considers other factors, including our expected tax structure, our tax positions in various jurisdictions and key legislation in major jurisdictions where we operate. We used a projected non-GAAP tax rate of 20% for each of 2020 and 2019. We anticipate using a long-term non-GAAP tax rate of 20% for the year ending December 31, 2021; however, the non-GAAP tax rate could be subject to change for a variety of reasons, including the rapidly evolving global tax environment, significant changes in our geographic earnings mix, including due to acquisition activity, or other changes to our strategy or business operations. We will re-evaluate our long-term rate as appropriate.
Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, we exclude stock-based compensation expense, amortization of intangible assets, and amortization of debt discount and issuance costs which are recurring and will be reflected in our financial results for the foreseeable future. The non-GAAP measures we use may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from these non-GAAP financial measures.

Annual Recurring Revenue (ARR). Annual recurring revenue, or ARR, represents the total annual contract value for active customer subscription contracts as of the measurement date. We also use ARR as one of our operating measures to assess the health and trajectory of our business. ARR should be viewed independently of revenue and deferred revenue as ARR is a performance metric and is not intended to be a substitute for, or combined with, any of these items.
Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding our guidance for the first quarter of 2021 and the full year 2021, our ability to assist our customers with their digital transformation efforts, our ability to scale our product and operations, our ability to execute our long-term growth strategy, our non-GAAP tax rate for 2021, the potential success of our strategic alliances, and other future events. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors, including, but not limited to: risks and uncertainties associated with the COVID-19 pandemic; our ability to manage our growth and the investments made to grow our business effectively; our history of losses; our ability to retain and expand our talent base, particularly our sales force and software engineers, and increase their productivity; our dependence on our software platform for substantially all of our revenue; our ability to attract new customers and retain and expand sales to existing customers; our ability to develop and release product and service enhancements and new products and services to respond to rapid technological change in a timely and cost-effective manner; intense and increasing competition in our market; the rate of growth in the market for analytics products and services; our ability to establish and maintain successful relationships with our channel partners; our dependence on technology and data licensed to us by third parties; risks associated with our international operations; our ability to develop, maintain, and enhance our brand and reputation cost-effectively; litigation and related costs; security breaches; and other general market, political, economic, and business conditions. Additionally, these forward-looking statements, particularly our guidance, involve risk, uncertainties and assumptions, including those related to the impact of the COVID-19 pandemic on our business and global economic conditions. Many of these assumptions relate to matters that are beyond our control and changing rapidly, including, but not limited to, the timeframes for and severity of the impact of the COVID-19 pandemic on our customers’ purchasing decisions and the length of our sales cycles, particularly for customers in certain industries highly affected by the COVID-19 pandemic.
Additional risks and uncertainties that could affect our financial results are included under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which is available on the “Investor Relations” page of our website at https://investor.alteryx.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Annual Report on Form 10-K for the year ended December 31, 2020. All forward-looking statements contained herein are based on information available to us as of the date hereof and we do not assume any obligation to update these statements as a result of new information or future events.
About Alteryx, Inc.
As a leader in analytic process automation (APA), Alteryx unifies analytics, data science and business process automation in one, end-to-end platform to accelerate digital transformation. Organizations of all sizes, all over the world, rely on the Alteryx Analytic Process Automation Platform to deliver high-impact business outcomes and the rapid upskilling of their modern workforce. For more information visit www.alteryx.com.
Alteryx is a registered trademark of Alteryx, Inc. All other product and brand names may be trademarks or registered trademarks of their respective owners.
Media Contact
Alteryx, Inc.
Rachel Shatz
rshatz@alteryx.com
Investor Contacts
Alteryx, Inc.
Elena Carr, 844-842-1912
ir@alteryx.com

Alteryx, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenue:
Subscription-based software license	$88,501	$103,213	$237,035	$229,194
PCS and services	72,026	53,237	258,273	188,716
Total revenue	160,527	156,450	495,308	417,910
Cost of revenue:
Subscription-based software license	1,176	993	5,125	3,923
PCS and services	9,567	11,218	38,714	35,228
Total cost of revenue	10,743	12,211	43,839	39,151
Gross profit	149,784	144,239	451,469	378,759
Operating expenses:
Research and development	26,448	20,892	101,117	69,100
Sales and marketing	68,794	61,321	252,820	191,735
General and administrative	30,183	23,291	101,439	79,943
Total operating expenses	125,425	105,504	455,376	340,778
Income (loss) from operations	24,359	38,735	(3,907)	37,981
Interest expense	(9,717)	(9,283)	(38,119)	(21,844)
Other income, net	7,177	6,613	14,382	10,434
Loss on induced conversion and debt extinguishment	—	—	(1)	(20,507)
Income (loss) before provision for (benefit from) income taxes	21,819	36,065	(27,645)	6,064
Provision for (benefit from) income taxes	(216)	5,377	(3,271)	(21,079)
Net income (loss)	$22,035	$30,688	$(24,374)	$27,143
Net income (loss) per share attributable to common stockholders, basic	$0.33	$0.47	$(0.37)	$0.43
Net income (loss) per share attributable to common stockholders, diluted	$0.32	$0.44	$(0.37)	$0.40
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders, basic	66,644	65,152	66,058	63,424
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders, diluted	69,754	69,132	66,058	68,661

Alteryx, Inc.
Stock-Based Compensation Expense
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Cost of revenue	$803	$486	$2,550	$1,634
Research and development	5,973	2,940	18,388	6,954
Sales and marketing	8,030	3,837	28,463	12,659
General and administrative	8,826	3,667	25,515	11,878
Total	$23,632	$10,930	$74,916	$33,125

Alteryx, Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$171,891	$409,949
Short-term investments	584,445	376,995
Accounts receivable, net	136,985	129,912
Prepaid expenses and other current assets	79,144	55,129
Total current assets	972,465	971,985
Property and equipment, net	40,645	20,296
Operating lease right-of-use assets	62,508	33,600
Long-term investments	265,800	187,921
Goodwill	37,070	36,910
Intangible assets, net	16,191	22,083
Other assets	70,616	69,543
Total assets	$1,465,295	$1,342,338
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,340	$9,383
Accrued payroll and payroll related liabilities	46,569	53,683
Accrued expenses and other current liabilities	34,987	31,715
Deferred revenue	108,664	83,895
Convertible senior notes, net (current)	72,619	68,154
Total current liabilities	268,179	246,830
Convertible senior notes, net	657,501	630,321
Deferred revenue	3,806	2,733
Operating lease liabilities	53,860	29,293
Other liabilities	5,158	8,254
Total liabilities	988,504	917,431
Stockholders’ equity:
Preferred stock	—	—
Common stock	7	7
Additional paid-in capital	489,025	412,191
Retained earnings (accumulated deficit)	(10,748)	14,235
Accumulated other comprehensive loss	(1,493)	(1,526)
Total stockholders’ equity	476,791	424,907
Total liabilities and stockholders’ equity	$1,465,295	$1,342,338

Alteryx, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Cash flows from operating activities:
Net income (loss)	$22,035	$30,688	$(24,374)	$27,143
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,676	2,492	12,101	8,292
Non-cash operating lease cost	2,830	1,550	8,424	5,088
Stock-based compensation	23,632	10,930	74,916	33,125
Amortization (accretion) of discounts and premiums on investments, net	1,168	(558)	1,085	(3,030)
Amortization of debt discount and issuance costs	8,101	7,676	31,654	18,625
Deferred income taxes	(679)	4,423	(4,945)	(22,844)
Loss on induced conversion and debt extinguishment	—	—	1	20,507
Other non-cash operating activities, net	(4,304)	(2,471)	618	(1,328)
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable	(74,516)	(62,023)	(7,368)	(35,325)
Deferred commissions	(6,040)	(15,579)	(7,323)	(20,461)
Prepaid expenses and other current assets and other assets	29,305	(6,022)	(16,502)	(34,971)
Accounts payable	310	(2,846)	(2,746)	2,319
Accrued payroll and payroll related liabilities	12,960	26,948	(7,547)	28,651
Accrued expenses, other current liabilities, operating lease liabilities, and other liabilities	1,679	7,650	(9,406)	8,091
Deferred revenue	38,332	17,848	26,194	310
Net cash provided by operating activities	58,489	20,706	74,782	34,192
Cash flows from investing activities:
Purchases of property and equipment	(12,101)	(5,293)	(26,358)	(11,453)
Cash paid in business acquisitions, net of cash acquired	—	(24,345)	—	(40,949)
Purchases of investments	(257,535)	(366,730)	(1,141,598)	(602,703)
Sales and maturities of investments	291,836	146,180	856,110	377,974
Net cash provided by (used in) investing activities	22,200	(250,188)	(311,846)	(277,131)
Cash flows from financing activities:
Proceeds from issuance of senior convertible notes, net of issuance costs	—	(625)	—	783,321
Principal payments on convertible senior notes	—	—	(11)	(145,241)
Purchase of capped calls	—	—	—	(87,360)
Proceeds from receipt of Section 16(b) disgorgement	—	—	—	4,918
Proceeds from exercise of stock options	2,623	2,091	23,125	20,156
Minimum tax withholding paid on behalf of employees for restricted stock units	(5,311)	(4,248)	(21,206)	(10,643)
Other financing activity	(2,877)	—	(3,404)	(1,305)
Net cash provided by (used in) financing activities	(5,565)	(2,782)	(1,496)	563,846
Effect of exchange rate changes on cash and cash equivalents	1,112	(121)	801	(444)
Net increase (decrease) in cash and cash equivalents	76,236	(232,385)	(237,759)	320,463
Cash and cash equivalents—beginning of period	97,429	643,809	411,424	90,961
Cash and cash equivalents—end of period	$173,665	$411,424	$173,665	$411,424

Alteryx, Inc.
Reconciliation of GAAP Measures to Non-GAAP Measures
(in thousands, except percentages and per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Reconciliation of non-GAAP gross profit:
GAAP gross profit	$149,784	$144,239	$451,469	$378,759
GAAP gross margin	93%	92%	91%	91%
Add back:
Stock-based compensation expense	803	486	2,550	1,634
Amortization of intangible assets	1,105	1,131	3,758	3,801
Impairment of intangible assets	—	—	2,025	—
Non-GAAP gross profit	$151,692	$145,856	$459,802	$384,194
Non-GAAP gross margin	94%	93%	93%	92%
Reconciliation of non-GAAP income from operations:
GAAP income (loss) from operations	$24,359	$38,735	$(3,907)	$37,981
GAAP operating margin	15%	25%	(1)%	9%
Add back:
Stock-based compensation expense	23,632	10,930	74,916	33,125
Amortization of intangible assets	1,161	1,184	3,970	4,022
Contingent consideration expense	—	175	—	100
Impairment of intangible assets	—	—	2,025	—
Non-GAAP income from operations	$49,152	$51,024	$77,004	$75,228
Non-GAAP operating margin	31%	33%	16%	18%
Reconciliation of non-GAAP net income:
GAAP net income (loss) attributable to common stockholders	$22,035	$30,688	$(24,374)	$27,143
Add back:
Stock-based compensation expense	23,632	10,930	74,916	33,125
Amortization of intangible assets	1,161	1,184	3,970	4,022
Impairment of intangible assets	—	—	2,025	—
Amortization of debt discount and issuance costs	7,333	6,947	28,647	16,882
Loss on induced conversion and debt extinguishment	—	—	1	20,507
Contingent consideration expense (income)	—	175	—	100
Income tax adjustments	(11,005)	(5,683)	(19,658)	(37,219)
Non-GAAP net income	$43,156	$44,241	$65,527	$64,560
Non-GAAP diluted income per share:
Non-GAAP net income	$43,156	$44,241	$65,527	$64,560
Non-GAAP weighted-average shares used to compute net income per share attributable to common stockholders, diluted	69,754	69,132	69,585	68,661
Non-GAAP net income per share, diluted	$0.62	$0.64	$0.94	$0.94
Reconciliation of non-GAAP diluted net income per share
GAAP net income (loss) per share attributable to common stockholders, diluted	$0.32	$0.44	$(0.37)	$0.40
Add back:
Non-GAAP adjustments to net income (loss) per share	0.30	0.20	1.31	0.54
Non-GAAP net income per share, diluted	$0.62	$0.64	$0.94	$0.94
Reconciliation of non-GAAP diluted weighted-average shares outstanding
GAAP weighted-average shares used to compute net income (loss) per share attributable to common stockholders, diluted	69,754	69,132	66,058	68,661
Add back:
Effect of potentially dilutive shares	—	—	3,527	—
Non-GAAP weighted-average shares used to compute non-GAAP net income per share, diluted	69,754	69,132	69,585	68,661

Alteryx, Inc.
Other Business Metrics
(unaudited)
Number of Customers. We define a customer at the end of any particular period as an entity with a subscription agreement that runs through the current or future period as of the measurement date. Organizations with free trials have not entered into a subscription agreement and are not considered customers. A single organization with separate subsidiaries, segments, or divisions that use our platform may represent multiple customers, as we treat each entity that is invoiced separately as a single customer. In cases where customers subscribe to our platform through our channel partners, each end customer is counted separately.

	Mar. 31	Jun. 30	Sep. 30	Dec. 31	Mar. 31	Jun. 30	Sep. 30	Dec. 31
	2019	2019	2019	2019	2020	2020	2020	2020
Customers	4,973	5,278	5,613	6,087	6,443	6,714	6,955	7,083

Dollar-Based Net Expansion Rate.  Our dollar-based net expansion rate is a trailing four-quarter average of the annual contract value, or ACV, which is defined as the subscription revenue that we would contractually expect to recognize over the term of the contract divided by the term of the contract, in years, from a cohort of customers in a quarter as compared to the same quarter in the prior year. To calculate our dollar-based net expansion rate, we first identify a cohort of customers, or the Base Customers, in a particular quarter, or the Base Quarter. A customer will not be considered a Base Customer unless such customer has an active subscription on the last day of the Base Quarter. We then divide the ACV in the same quarter of the subsequent year attributable to the Base Customers, or the Comparison Quarter, including Base Customers from which we no longer derive ACV in the Comparison Quarter, by the ACV attributable to those Base Customers in the Base Quarter. Our dollar-based net expansion rate in a particular quarter is then obtained by averaging the result from that particular quarter with the corresponding result from each of the prior three quarters. The dollar-based net expansion rate excludes contract value relating to professional services from that cohort.

	Mar. 31	Jun. 30	Sep. 30	Dec. 31	Mar. 31	Jun. 30	Sep. 30	Dec. 31
	2019	2019	2019	2019	2020	2020	2020	2020
Dollar-based net expansion rate	134%	133%	132%	130%	128%	126%	124%	122%

Annual Recurring Revenue (ARR). ARR represents the annualized recurring value of all active subscription contracts at the end of a reporting period and excludes the value of non-recurring revenue streams, such as professional services. Both multi-year contracts and contracts with terms less than one year are annualized by dividing the total committed contract value by the number of months in the subscription term and then multiplying by twelve (in millions).

	Mar. 31	Jun. 30	Sep. 30	Dec. 31	Mar. 31	Jun. 30	Sep. 30	Dec. 31
	2019	2019	2019	2019	2020	2020	2020	2020
Annual recurring revenue	$281.9	$306.7	$326.3	$372.8	$404.9	$432.3	$449.5	$492.6

    Remaining Performance Obligations. Remaining performance obligations represent amounts from contracts with customers allocated to unsatisfied or partially unsatisfied performance obligations that are not yet recorded in revenue in our consolidated statements of operations (in millions).

	Mar. 31	Jun. 30	Sep. 30	Dec. 31	Mar. 31	Jun. 30	Sep. 30	Dec. 31
	2019	2019	2019	2019	2020	2020	2020	2020
Remaining performance obligations	$214.0	$238.8	$271.8	$407.0	$400.4	$410.0	$402.7	$484.3

    Contract Assets. Contract assets primarily relate to unbilled amounts for contracts with customers for which the amount of revenue recognized exceeds the amount billed to the customer. Contract assets are transferred to accounts receivable when the right to invoice becomes unconditional in our consolidated balance sheets (in millions).

	Mar. 31	Jun. 30	Sep. 30	Dec. 31	Mar. 31	Jun. 30	Sep. 30	Dec. 31
	2019	2019	2019	2019	2020	2020	2020	2020
Contract assets	$34.5	$38.6	$50.4	$57.8	$75.8	$82.1	$95.0	$62.6